UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*
                                             ___

                        Aspect Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    04523Q102
                  ---------------------------------------------
                                 (CUSIP Number)

                                January 31, 2005
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         04523Q102            13G                    Page 2 of 10 Pages


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Columbia Wanger Asset Management, L.P.  04-3519872
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            Not Applicable                                             (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF                  None

       SHARES        -----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY                7,438,300

      OWNED BY       -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH                    None

     REPORTING       -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH                 7,438,300
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            7,438,300
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           12.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           IA
--------------------------------------------------------------------------------

CUSIP No.         04523Q102            13G                    Page 3 of 10 Pages


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           Not Applicable                                              (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF                  None

       SHARES        -----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY                7,438,300

      OWNED BY       -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH                    None

     REPORTING       -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH                 7,438,300
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           7,438,300

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           Not Applicable                                                  [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           12.4%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           CO

--------------------------------------------------------------------------------

CUSIP No.         04523Q102            13G                    Page 4 of 10 Pages


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Columbia Acorn Trust

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           Not Applicable                                              (a) [ ]

                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
           Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF                  None

       SHARES        -----------------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY                5,782,700

      OWNED BY       -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH                    None

     REPORTING       -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH                 5,782,700

--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,782,700

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           Not Applicable                                                  [ ]

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           9.7%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
           IV

--------------------------------------------------------------------------------

Item 1(a)          Name of Issuer:

                            Aspect Communications Corporation

Item 1(b)          Address of Issuer's Principal Executive Offices:

                            1320 Ridder Park Drive
                            San Jose, CA  95131

Item 2(a)          Name of Person Filing:

                            Columbia Wanger Asset Management, L.P. ("WAM")
                            WAM Acquisition GP, Inc., the general partner of WAM
                               ("WAM GP")
                            Columbia Acorn Trust ("Acorn")

Item 2(b)          Address of Principal Business Office:

                            WAM, WAM GP, and Acorn are located at:
                            227 West Monroe Street, Suite 3000
                            Chicago, Illinois  60606

Item 2(c)          Citizenship:

                            WAM is a Delaware limited partnership; WAM
                            GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)          Title of Class of Securities:

                            Common Stock

Item 2(e)          CUSIP Number:

                            04523Q102

Item 3             Type of Person:

                            (d)     Acorn is an Investment Company under
                                    section 8 of the Investment
                                    Company Act.

                            (e)     WAM is an Investment Adviser
                                    registered under section 203 of the
                                    Investment Advisers Act of 1940; WAM
                                    GP is the General Partner of the
                                    Investment Adviser.

Item 4             Ownership (at January 31, 2005):

                            (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                    7,438,300

                            (b)     Percent of class:

                                    12.4% (based on 59,857,990 shares
                                    outstanding as of October 29, 2004)

                            (c) Number of shares as to which such person has:

                                          (i)     sole power to vote or to
                                                  direct the vote: none
                                         (ii)     shared power to vote or to
                                                  direct the vote: 7,438,300
                                        (iii)     sole power to dispose or to
                                                  direct the disposition of:
                                                  none
                                         (iv)     shared power to dispose or to
                                                  direct disposition of:
                                                  7,438,300

Item 5             Ownership of Five Percent or Less of a Class:

                            Not Applicable

Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person:

                            The shares reported herein have been
                            acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                            Not Applicable

Item 8             Identification and Classification of Members of the Group:

                            Not Applicable

Item 9             Notice of Dissolution of Group:

                            Not Applicable

Item 10            Certification:

                            By signing below I certify that, to the best
                   of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2005


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                WAM Acquisition GP, Inc.
                                    for itself and as general partner of
                                    COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                By:     /s/ Bruce H. Lauer
                                     -------------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                           The undersigned trust, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                COLUMBIA ACORN TRUST



                                By:      /s/ Bruce H. Lauer
                                     -------------------------------------------
                                           Bruce H. Lauer
                                           Vice President, Treasurer and
                                           Secretary

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 10, 2005 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                   Dated:  February 10, 2005


                                WAM Acquisition GP, Inc.
                                    for itself and as general partner of
                                    COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                By:     /s/ Bruce H. Lauer
                                     -------------------------------------------
                                           Bruce H. Lauer
                                           Senior Vice President and Secretary

                                COLUMBIA ACORN TRUST



                                By:     /s/ Bruce H. Lauer
                                     -------------------------------------------
                                           Bruce H. Lauer
                                           Vice President, Treasurer and
                                           Secretary